Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis – July 2009

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	15.49%
Less: Coupon	0.64%
Servicing Fee	1.50%
Net Credit Losses	9.02%
Excess Spread:
July-09	4.33%
June-09	2.72%
May-09	3.07%
Three Month Average Excess Spread	3.37%

Delinquency:
30 to 59 Days	0.84%
60 to 89 Days	0.99%
90+ Days	2.65%
Total	4.48%
Principal Payment Rate	16.28%